Exhibit 4.47

TRADEMARK TRANSFER AGREEMENT

This Trademark Transfer Agreement (the “Agreement”) is entered into as of March 1, 2010 between the following two parties in Beijing, PRC.

The Assignor:	Baidu Online Network Technology (Beijing) Co., Ltd.
Legal Address:	3/F, Baidu Campus, No. 10, Shangdi 10th Street,, Haidian District, Beijing, PRC, 100085
The Assignee:	Beijing Baidu Netcom Science Technology Co., Ltd.
Legal Address:	2/F, Baidu Campus, No. 10, Shangdi 10th Street,, Haidian District, Beijing, PRC, 100085

WHEREAS:

1. The Assignor, a wholly-owned foreign enterprise registered in Beijing under the laws of People’s Republic of China (the “PRC”), which owns the trademarks (Classification No.: 9; Registered No.: 1582475);

2. The Assignee, a domestic company registered in Beijing under the laws of the PRC, is licensed by Beijing Municipal Telecommunication Management Bureau to carry on the business of the Internet Information Service;

3. The Assignor agrees to transfer the trademarks to the Assignee in accordance with the terms and conditions set forth herein and the Assignee agrees to accept the transfer on the terms and conditions set forth herein;

NOW THEREFORE: the parties agree as follows:

1. The Assignor hereby transfers the ownership and all other rights of the trademarks to the Assignee and the Assignee hereby accepts the transfer.

2.	Fees for Transfer

The Assignor hereby agrees to transfer the trademark at nil consideration. The Assignor shall have the right, at any time, to authorize certain amounts of transfer fees after the Assignee issues a written notice.

3. The Assignor hereby agrees to assist the Assignee for transfer registration, and the Assignor shall not have the ownership and other rights of the trademark.

4. This Agreement shall be executed and become effective as of the date first set forth above with retrospective effect to the date the Assignee actually owns the trademark.

5. The performance, interpretation and enforcement of this Agreement shall be governed by the laws of the PRC.

6. Each party hold one original of this agreement. All originals shall have the same legal effect.

Signature Page

Assignor : Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative: /s/ Haoyu Shen

Name: Haoyu Shen
Occupation: Legal Representative
Seal: [Baidu Online Network Technology (Beijing) Co., Ltd. seal]

Assignee: Beijing Baidu Netcom Science Technology Co., Ltd.

Authorized Representative:	/s/ Zhixiang Liang
Name:     Zhixiang Liang
Occupation: Legal Representative
Seal:     [Beijing Baidu Netcom Science Technology Co., Ltd. seal]